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P.O. Box 772
Des Moines, IA  50303

			INDEPENDENT AUDITORS' REPORT

The Board of Directors
Principal Residential Mortgage, Inc.:

We have audited, in accordance with generally accepted auditing standards, the balance sheet of Principal Residential Mortgage, Inc. (the Company) as of December 31, 1994, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, and have issued our report thereon dated February 24, 1995.

The audit referred to above included tests relating to mortgage loans serviced for others in accordance with the requirements of the Uniform Single Audit Program for Mortgage Bankers (the Program). Our audit disclosed no exceptions or errors in records relating to mortgage loans serviced for others that, in our opinion, paragraph 4 of the Program requires us to report.

We are independent Certified Public Accountants with respect to the Company, within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

The Company maintains a blanket bond (fidelity) policy of $20,000,000 and errors and omissions coverage of $21,000,000.

This report is intended for the information and use of the board of directors and management of the Company, investors in the mortgage loans serviced for others by the Company, and the independent auditors of such investors and should not be used for any other purpose.

/s/ KPMG Peat Marwick LLP


February 24, 1995

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